Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Broadcom Corporation:

We consent to the use of our reports with respect to the consolidated financial statements, the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting, incorporated by reference herein.

Our report on the consolidated financial statements refers to a change in accounting for testing goodwill for impairment in 2011 and a change in accounting for multiple-deliverable revenue arrangements, including certain arrangements that include software elements, in 2010.

/s/ KPMG LLP

Irvine, California

February 1, 2012